FOR IMMEDIATE RELEASE

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Media Relations

Brinker International

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BRINKER INTERNATIONAL ANNOUNCES EXECUTIVE CHANGES

DALLAS (March 6, 2014) - Brinker International, Inc. (NYSE: EAT) announced today that Guy Constant, Executive Vice President, Chief Financial Officer and President of Global Business Development has resigned from his position effective immediately. Marie Perry, Senior Vice President Treasurer and Controller for Brinker, will serve as interim CFO until a permanent successor is named. The company will immediately commence an internal and external search for a successor.

"On behalf of everyone at Brinker, I want to thank Guy for his many contributions to the organization these last nine years and wish him well," said Wyman Roberts, CEO and president of Brinker International and president of Chili's® Grill & Bar. "We remain committed to pursuing the solid business strategy we laid out four years ago and are confident in Marie's skills and talents to oversee the continued financial health of the company."

"Brinker is well positioned to meet the strategic goals we put in place, so this was the appropriate time for me to make this decision," said Guy Constant. "I am confident in Brinker's future and look forward to my next opportunity."

Brinker also announced today that Kelli Valade has been promoted to Executive Vice President/Chief Operating Officer for Chili's and will now oversee all operations. Additionally, as part of a planned transition, Jeffrey Hoban has been named Senior Vice President and General Counsel for Brinker. Roger Thomson will continue to serve as Corporate Secretary of the company as well as assume additional executive roles.

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of Dec. 25, 2013, Brinker owned, operated, or franchised 1,602 restaurants under the names Chili's® Grill & Bar (1,557 restaurants) and Maggiano's Little Italy® (45 restaurants). For more information, visit www.brinker.com.

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